EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan of our reports dated February 25, 2016, relating to the consolidated financial statements of Vulcan Materials Company and its subsidiary companies (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Birmingham, Alabama

May 13, 2016